Exhibit 10.51

ZORAN
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

I recognize that Zoran Corporation, a Delaware Corporation, together with its subsidiaries (hereinafter collectively referred to as the “Company”) is engaged in a continuous program of research, development, production and marketing respecting its business, present and future.

I understand that:

A.                                   As part of my employment by the Company I am expected to make new contributions and inventions of value to the Company; and

B.                                     My employment creates a relationship of confidence and trust between me and the Company with respect to any information:

(1)                                  Applicable to the business of the Company; or

(2)                                  Applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me during the period of my employment.

C.                                     The Company possesses and will continue to possess information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation information created, discovered, developed or made known by or to me during the period of or arising out of my employment by the Company), which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.  All such information is hereinafter referred to as “Proprietary Information.”  By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data, programs, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs and customer and supplier lists.

D.                                    As used herein, the period of my employment includes any time in which I may be retained by the Company as a consultant.

In consideration of my employment or continued employment, as the case may be, and the compensation received by me from the Company from time to time, I HEREBY AGREE AS FOLLOWS:

Prior to entering the employ of the Company, I have terminated employment with one or more prior employers.  I agree to indemnify and hold harmless the Company, its directors, officers and employees against any liabilities and expenses, including amounts paid in settlement, incurred by any of them in connection with any claim by any of my prior employers that the termination of my employment with such employer, my employment by the Company, or use of any skills and knowledge by the Company is a violation of contract or law.

1.                                       All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith.  I hereby assign to the Company any rights I may have or acquire in all Proprietary Information.  At all times, both during my employment by the Company and after its termination, I will keep in strictest confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information, or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

2.                                       I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business, other than for the Company.

3.                                       In the event of the termination of my employment by me or by the Company for any reason, I will deliver to the Company all documents, notes, drawings, specification, programs, data and other material of any nature pertaining to my work with the Company and I will not take with me any of the foregoing, any reproduction of any of the foregoing or any Proprietary Information that is embodied in a tangible medium of expression.

I agree that for a period of one year following termination of my employment with the Company, I will not solicit or in any manner encourage employees of the Company to leave its employ.  I further agree that during such period I will not offer or cause to be offered employment to any person who was employed by the Company at any time during the six months prior to the termination of my employment with the Company.

4.                                       I will promptly disclose to the Company, or any persons designated by it, all discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, programs, know-how and data, whether or not patentable or registrable under copyright or similar statues, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment that are related to or useful in the business of the Company, or result from tasks assigned to me by the Company, or result from use of premises owned, leased or contracted for by the Company (all such discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, programs, know-how and data are hereinafter referred to as “Inventions”).  I will also promptly disclose to the Company, and the Company hereby agrees to receive, all such disclosures in confidence, all other discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, programs, know-how and data, whether or not patentable or registrable under copyright or similar statues, made or conceived or reduced to practice or leaned by me, either alone or jointly with others, during the period of my employment for the purpose of determining whether they constitute “Inventions,” as defined above.

5.                                       I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith.  I hereby assign to the Company any rights I may have or acquire in all Inventions.  I further agree as to all such Inventions to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights and other rights and protections relating to said Inventions in any and all countries, and to that end, I will execute all documents for use in applying for and obtaining such patents, copyrights and other rights and protections on any enforcing such Inventions, as the Company may desire, together with any assignments thereof to the Company or persons designated by it.  My obligations to assist the company in obtaining and enforcing patents, copyrights and other rights and protections relating to said Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance.  In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by me.

Any provision in the Agreement requiring me to assign my rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code.  That section provides that the requirement to assign

“shall not apply to an invention for which no equipment , supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (a) which does not relate (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for the employer.”

I understand that I bear the full burden of proving to the Company that an invention qualifies fully under Section 2870.  By signing this Agreement, I acknowledge receipt of a copy of this Agreement and of written notification of the provisions of Section 2870.  Notwithstanding the foregoing, I also assign to the Company (or as directed by it) any rights I may have or acquire in an invention, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

6.                                       As a matter of record I have identified on Item 1 of Exhibit A attached hereto all inventions or improvements relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company which I desire to remove from the operation of this Agreement; and I represent and warrant that such list is complete.  If there is not such list on Exhibit A, I represent tat I have made no such inventions and improvements at the time of signing this Agreement.

7.                                       I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

8.                                       I understand as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless I have obtained written authorization from the former employer for their possession and use.

Accordingly, this is to advise the Company that the only materials or documents of a former employer which are not generally available to the public that I have brought or will bring to the Company or have used or will use in my employment are identified on Item 2 of Exhibit A attached hereto, and, as to each said item, I represent that I have obtained prior to the effective date of my employment with the Company written authorization for their possession and sue in my employment with the Company.

I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with the Company.

I agree that in addition to any other rights and remedies available to the Company for ay breach by me of my obligations hereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

9.                                       This Agreement shall be effective as of the first day of my employment by the Company, namely:
                                                        , 19       .

10.                                 This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

This Agreement shall be governed in all respects by the laws of the State of California, excluding its conflicts of laws rules.

Signature:	Dated:

Print Name:

ACCEPTED AND AGREED TO ZORAN CORPORATION

By:	Date:

Print Name:	Title:

EXHIBIT A

Zoran Corporation
1390 Kifer Road
Sunnyvale, CA  94086

Gentlemen:

1.                                       The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Zoran Corporation (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

2.                                       I propose to bring to my employment the following materials and documents of a former employer that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer (a copy of which is attached hereto):

☐	No materials.

☐	See below:

☐	Additional Sheets attached.

Very truly yours,

Date:	Print Name:

Signature: